                                                                                    Exhibit 99.1
News from

FOR IMMEDIATE RELEASE
Contacts: Kris Matula, Executive Vice President
and Chief Financial Officer
901-320-8588
Chad Foreman, Investor Relations Manager
901-320-8828
Website: www.bkitech.com
BUCKEYE EXPECTS TO REPORT BREAKEVEN
RESULTS FOR THE JANUARY-MARCH QUARTER

MEMPHIS, TN March 24, 2006 - Buckeye Technologies Inc. (NYSE:BKI) today announced that it expects its profitability for the January-March quarter will be near breakeven. This would be significantly below the $4.1 million (11 cents per share) earned in January-March 2005.

The Company had previously indicated that it expected January-March earnings to be slightly better than the $1.9MM (5 cents per share) earned in October-December 2005. We now believe we will fall short of that level. Manufacturing difficulties at our large wood pulp mill in Florida related to the startup of new equipment and transportation issues which reduced revenue have negatively impacted our business.

The financial shortfall versus the comparable period last year is due to the following:

•
The Company’s recently upgraded cotton cellulose manufacturing facility in Americana, Brazil began to ship market pulp in February. The plant is currently providing trial quantities for customer qualifications. Although it will make some market sales this quarter, it will not produce significant revenue until later this year. The combination of startup costs being incurred this year and the loss of the profitability from the tolling operations which the Company received in January-March 2005 will result in a negative impact of about $4.5 million pre-tax, or 8 cents per share this quarter.

•
The Company continued to experience high energy costs in January and February, but recent trends indicate that energy costs are returning to more normal levels. We implemented price increases averaging 8% on specialty wood cellulose products in January. Although these price increases were sufficient to maintain our margins in the high end segments of our markets, pricing on fluff pulp has remained flat and is, in fact, slightly below the level we were achieving in January-March 2005. This combination of low prices and higher costs will result in our operating profit on fluff pulp being about $5 million (minus 9 cents per share) below the level achieved in the comparable period last year.

These negative factors will more than offset the improvement the Company is achieving in its high-end specialty fibers and nonwoven materials.

Buckeye Chairman, David B. Ferraro, stated, “While we are disappointed in our financial results, we believe the manufacturing difficulties that plagued us this quarter are behind us. We are pleased with the facility we have constructed in Brazil and believe it will be a significant profit contributor to the Company in the future. We are also pleased with our ability to maintain our margins in our high-end specialty fibers in the face of the extraordinary energy driven cost increases we have incurred.”

Buckeye plans to announce its January-March 2006 earnings on April 25, 2006 and has scheduled a conference call at 10:30 EST, Wednesday, April 26, 2006 to discuss its quarterly results.

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA. The Company currently operates facilities in the United States, Germany, Canada, and Brazil. Its products are sold worldwide to makers of consumer and industrial goods.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting the Company’s operations, financing, markets, products, services and prices, and other factors. For further information on factors which could impact the Company and the statements contained herein, please refer to public filings with the Securities and Exchange Commission.